Exhibit 10.8

SALES CONTRACT

1.	Preamble

AMERICAN TELECOM SERVICES, INC., a Delaware corporation with a registered business office at 2433 PECK ROAD, CITY OF INDUSTRY, CA 90601 (hereinafter called “the buyer”), agrees to buy and GAIN STAR INTERNATIONAL LIMITED, with a registered office at 20/F., THE SUN’S GROUP CENTRE, 200 GLOUCESTER ROAD, HONG KONG (hereinafter called “the seller”) agrees to sell, certain products based upon a Sales Contract (hereinafter called “the contract”) which contains the terms and conditions in the following:

2.	Source of Goods

The buyer shall source certain goods at buyer’s specifications (hereinafter called “the goods”) from manufacturer (hereinafter called “the manufacturer”) directly. Specifications, including but not limited to quantity, packaging and delivery schedule of the goods shall be negotiated between the buyer and the manufacturer directly, under no circumstance shall the seller be responsible for the Quality, Specification and the Performance of the Manufacturer. Seller will authorize Manufacturer to handle all the QA and QC issues and return issues direct with the buyer in writing and will notify the Manufacturer of this document as it pertains to the QA, QC and specifications responsibility. In the event there are returned goods, the buyer will instruct the seller to deduct the amount designated and documented by the buyer from those purchase orders that the Letter of Credit hasn’t been opened yet, if authorized by the manufacturer. And if there is a discrepancy in the existing Letter of Credit opened to the manufacturer when the documents are presented, the seller will hold the payment until the Letter of Credit expires or the discrepancy is cured. The seller will use this leverage to support the buyer in a best efforts basis to deduct the amount.

3.	Independent Transactions

Each source contract of the goods between the seller and the manufacturer shall form an independent transaction under the contract. Unless otherwise stated, the terms of each transaction hereunder shall follow all terms and conditions and amendments in the said source contracts concurrently.

4.	Market of Goods

Unless otherwise agreed, the buyer agrees to resell the goods to customers and/or chain stores in the North America who to be approved one by one by THE CIT GROUP/ COMMERCIAL SERVICES, INC. (“CIT”) and at open account within the credit limit approved by CIT. The buyer will authorize the seller to have full access to CIT’s online service system which CIT grants to the buyer, as the information provided on CIT’s online service system pertains only to the seller’s specific transaction.

5.	The Buyer’s Sales Price

The buyer’s sales price of the goods shall be determined at costs to the manufacturer plus the Charges in term 17(“Initial Charges”). The Initial Charges may be altered from time to time subject to written mutual agreement with 30 days notification in writing and will not effect any current transaction opened prior to the written notification.

The wholesale selling price of the goods shall be determined by the buyer only. The seller shall inform the buyer immediately in written notice of the wholesale selling price change and any such change will not effect any current transaction opened prior to the written notice. The seller shall take appropriate action to assure that the percentage payable to the seller can cover the buyer’s sales price. Schedule I represents the standard wholesale selling price the buyer will offer. In the event the price changes up or down on an existing product or a new product, the buyer and seller agree to notify CIT and to instruct CIT to amend or create a new three party agreement that will amend the percentage payable to the seller. This percentage may go up or down as it relates to the price changes and/or new products prices where the cost of goods is representing a different ratio to the wholesale selling price.

6.	Payment

Payment due dates may vary from time to time to be determined by the seller in invoices. However, the payment will always be at a minimum of 90 days after the shipping date as shown on the Bill of Lading.

7.	Returned or Rejected Goods

Under no circumstances, shall the seller refund to the buyer any money arising from returned or rejected goods without collecting the same from the manufacturer. In the event the manufacturer pays the seller for any returns, product allowances, or discounts and not limited to these categories or any payment that pertains to the buyer, then the it will be required by the seller to remit the funds within 5 days of receipt to the buyer. In the event the manufacturer violates the agreement with the buyer in any material way or there is an epidemic issue on any transaction, then upon buyer’s notification the seller shall help the buyer to suspend opening a new Letter of Credit and, only when the documents are presented with a discrepancy for an existing Letter of Credit, to hold the acceptance procedure until the situation is reconciled with the acceptance of both the buyer and the seller. Any catastrophic issue must be settled to the mutual written and signed satisfaction by and of all three parties.

8.	Hold Harmless

The buyer shall insure, defend indemnify and hold the seller harmless from and against any and all claims arising out of this contract, provided the seller did not contribute in any material way to a breach, including but not limited to attorney’s fees and costs and also agrees to reimburse the seller on demand all direct expenses documented and listed in section 17. And the buyer agrees to add the seller as an additional insured on the Product Liability Insurance that the buyer purchases from the insurance company.

9.	Condition Precedents to the Contract

9.1	Factoring Agreement

The buyer shall factor its invoices or account receivables with CIT as an approved factor by the seller.

9.2	Assignment Agreement

The buyer shall assign 70% of the proceeds of the total account receivable collected by CIT from each transaction as it applies to the order according to mutual agreement between the buyer and the seller prior to the transaction. CIT will participate in a three party agreement between the seller and the buyer to guarantee their payment upon collection from the bank and or retail channel to the seller. The amount payable to the seller may never exceed the buyer’s sales price plus all expenses to land the product to the US warehouse.

10.	Condition Precedents to Each Transaction

10.1.	The seller must receive a purchase order from the buyer.

10.2.	The seller must receive a copy of purchase order from approved customers or chain stores by CIT.

10.2.1.	The order Amount must be approved by CIT used by the buyer and submitted to the seller.

10.2.2.	The seller must receive a copy of source contract which will be evidenced by the actual PO submitted to the manufacturer through the seller relating to the above purchase order; and

10.2.3.	The seller must receive a sample wording of the required letter of credit required by the buyer and the manufacturer.

11.	Trust Account

The Buyer shall create a Trust Account for the benefit of the Seller and the buyer with WESTERN STATES BANK IN, DUARTE CA, except when the buyer notifies the seller that a bank change will be made prior to a transaction. The seller will not withhold acceptance of this change at any time as long as all rights and guidelines remain the same as designated in the Trust Account Agreement and Section 11 of this contract.

The Trust Account is a contingency fund to deal with any returned or rejected goods from customers or chain stores. Upon receipt of the sales proceeds, the buyer and the seller agree to instruct CIT to wire automatically 10% of each lot of payment (“Proceeds”) that CIT collects from customers or chain store to the Trust Account, except in the event the actual rate of returned or rejected goods is less than 10%, after evaluation in the first 6 months calculated from the date that the seller receives the first payment. Then both parties will agree to reduce the percentage required for the Trust Account by the amount documented on future transactions and will notify CIT within 3 (three) working days of this conclusion, of the change in the Trust Account percentage to be wired by CIT in each of the seller’s transaction. Such 10% of Proceeds can be released 90 days after it is deposited into the Trust Account by wire or other electronic transmittal methods to a bank account specified by the buyer unless the followings occur:

A.	In case the amount CIT the factor wires to the seller is not sufficient to cover amount under the Letter of Credit plus the Initial Charges as stated in Section 17 of this contract in the required payment term period, then the seller may request the buyer to pay upon the seller’s documented statement of the account, and the buyer shall not refuse to pay the seller within 7 (seven) working days the difference from the Trust Account and the balance due within the terms of the specific transaction.

B.	In case the amount in the Trust Account is not sufficient to cover the difference, within the payment term period, as it relates to the specific transaction from the seller and the requirements of the sale contract as agreed upon, the buyer shall then have the obligation under the Sales Contract to pay to the seller after receiving the seller’s documented statement of account as it pertains to the specific transaction, the remaining balance within 7 (seven) working days after the amount in the Trust Account is paid to the seller in accordance with the terms as stated in the sales contract and as it relates to the specific transaction designated. An Extra of 0.5 every day will be charged in case the buyer effects payment of the remaining balance after 7 (seven) working days.

12.	Right of Refusal

The seller has the absolute discretion to decline a particular transaction without an obligation to advise the buyer the reasons to the final decision except where all requirements are followed in accordance with this agreement, such decision must be given in writing within 7 (seven) days after the seller receives a proposal of transaction or a purchase order.

13.	Governing Law

The contract shall be governed by the laws of the Hong Kong Special Administrative Region.

14.	Arbitration

Any dispute, controversy or claim arising out of or relating to the contract, or the breach termination or invalidity thereof, shall be settled by arbitration or litigation in Hong Kong or in Los Angeles California USA under the laws of the Hong Kong Special Administrative Region. In case of arbitration, there shall be only one arbitrator in the arbitral tribunal to be appointed by Hong Kong International Arbitration Centre.

Both parties agree that arbitral proceedings in the above may be consolidated with other arbitral proceedings if they exist and that the power to order consolidation of proceedings shall be conferred on the arbitral tribunal.

15.	Commencement and Termination

The contract shall commence on [            ], 2005 and be perpetual subject to written notice of cancellation tendered by either party at any time in 30 (seven) days in the future. Termination of the contract shall not relieve the liabilities of both parties hereunder until their natural expiration on existing transactions.

16.	Communication

Any written notices regarding the contract shall be sent by mail or fax, return receipt requested and shall be deemed received three business days after delivery, addressed as follows:

The Buyer’s Address:

American Telecom Services, Inc.

2433 PECK ROAD, CITY OF INDUSTRY, CA 90601

Tel: 562-205-1080             Fax: 562-205-1088

The Seller’s Address:

Gain Star International Limited

20/F., The Sun’s Group Centre, 200 Gloucester Road, Hong Kong

Tel: 852-2721 6699            Fax: 852-2721 4383

17.	Initial Charges

•	Handling Charge

The Seller’s Handling Charge is 1.5% of the amount of the Letter of Credit , a minimum margin of [US$1,500] is required for each transaction. If a usance Letter of Credit is required to be opened to the manufacturer, the seller is entitled to charge the buyer an extra of 0.2% for Letter of Credit after 30 days sight or 0.4% for Letter of Credit after 60 days sight and so on.

•	Banking Charge

•	Commission on Letter of Credit, current at [0.5]% of the amount of Letter of Credit;

•	Commission in lieu of exchange, [0.25]% of amount of the amount of Letter of Credit;

•	Interests are to be calculated from Bills of lading issuing date to the date that the seller receives payment of full invoice value. The Prime Rate of US dollars on the date of Bill of lading as shown on website: www.bloomberg.com/markets/rates/ shall be applicable when interests are calculated.

•	Legal expenses in establishing security required by the seller. The seller may not file any first position security interest as CIT will have the first position on all assets.

In witness whereof, the contract is hereby executed by their respective authorized representatives in duplicate.

For and on behalf of	For and on behalf of
American Telecom Services, Inc.	Gain Star International Limited

Authorized Signature	Authorized Signature
Date:	Date:
Reference:	Reference: